Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS FIRST QUARTER 2013 RESULTS

●	Significant progress made in executing post-separation strategy
●	Leasing Net Operating Income (NOI) improves 4% to $16.7 million1
●	Commercial portfolio occupancy increases to 94%
●	Hawaii gross leaseable area (GLA) to expand by 216,300 square feet
●	Urban Honolulu condominium projects advance

Honolulu (May 9, 2013) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced net income for the first quarter of 2013 of $5.0 million, or $0.12 per diluted share, compared to adjusted net income for the first quarter of 2012 of $4.0 million, or $0.091 per diluted share. Adjusted net income for 2012 excludes $1.2 million, or $0.02 per diluted share, of professional service fees and other charges associated with the June 2012 separation of A&B from Matson, Inc. Including these charges, net income for the first quarter of 2012 was $2.8 million, or $0.07 per diluted share. Revenues for the first quarter of 2013 were $41.5 million compared to revenues of $41.2 million last year.
“Operating profit across all of our business segments improved in the first quarter compared to the first quarter of 2012. Leasing continues to perform well, posting a 4% increase in NOI1 and a 2% increase in operating profit in the first quarter. In development, we’re encouraged that the pick-up in sales activity we noted at our projects at the end of 2012 is continuing in 2013,” said Stanley M. Kuriyama, A&B chairman and chief executive officer. “Agribusiness performance also improved compared to the first quarter of 2012 due to higher power margins.”
“Strategically, we’ve made substantial progress in pursuing post-separation objectives for our real estate business. We’ve expanded our development and investment activities in Honolulu’s urban core through Waihonua, One Ala Moana, and our recently announced “The Collection at 600 Ala Moana” high-rise residential condominium projects. On Maui, we agreed to sell a 24-acre parcel adjacent to our Maui Business Park II project to a subsidiary of Safeway (NYSE: SWY), for the development of Maui’s first Target store. This would be a major sale for the company and a boost to our Maui Business Park lot sales program. We’re augmenting our product offerings at “shovel-ready” projects such as Kukui’ula, Wailea, and Maui Business Park, and in the first half of 2013, we expect to add over 215,000 square feet of retail GLA to our Hawaii portfolio, as we begin to gain traction in our long-term strategy of migrating our Mainland commercial portfolio to Hawaii.”
“Our focused pursuit of Hawaii investments is yielding attractive growth prospects. We are fortunate to have the financial strength and flexibility to capitalize on these opportunities, and hope to be able to report on some of these in the coming months.”
“In leasing, we made headway in expanding our Hawaii commercial portfolio with the purchase of the 170,000-square-foot Waianae Mall in January. Proceeds from a 2012 non-core parcel sale were reinvested in the mall at a cap rate of nearly 8%. During the quarter, we also sold the Northpoint Industrial facility located in Fullerton, California, at a 6% cap rate, and were successful in identifying as a replacement, the 46,000-square-foot Napili Shopping Center in Kapalua, Maui. The Napili sale is currently expected to close in the second quarter,” said Kuriyama.
“In development, we sold another 47 units at our Waihonua condominium project since the beginning of the year, bringing total sales to 321 units of the 340 units available for sale, 302 of which are under binding contracts. Project construction is progressing and we remain on track to deliver units in the first quarter of 2015. All 205 saleable units at ONE Ala Moana, Howard Hughes’ luxury high-rise project to be built at the Ala Moana Center, have been sold under binding contracts. Construction has commenced and we expect our full $20 million investment will be funded this month. We also recently unveiled plans for another condominium development in Kaka’ako—The Collection at 600 Ala Moana Boulevard. The Collection is designed for the local market and will include a high-rise tower, a mid-rise building and town homes, comprising 470 units, as well as retail shops and restaurants. We expect to be in presales this summer. Also on Oahu, we recently completed an 11,500 square-foot retail expansion of the Gateway at Mililani Mauka center, and expect to start construction on an additional 16,000 square feet in June,” Kuriyama continued.
 “We will continue to focus on building value by growing our development pipeline, and by locating superior investment opportunities in Hawaii.”

Financial Results

Real estate leasing operating profit for the first quarter was $10.9 million, 2% higher than the $10.7 million recorded in the first quarter of 2012. Comparative results benefited from the net effect of portfolio sales and acquisitions and higher portfolio occupancy. First quarter 2013 occupancy for the Hawaii and Mainland portfolios were 92% and 95%, respectively, compared to 91% and 93% for the first quarter of 2012. Occupancy gains resulted principally from increases in Mainland office occupancy and recent Hawaii portfolio acquisitions. NOI for the quarter was $16.7 million, a 4% increase1 over the first quarter of 2012.
First quarter 2013 operating profit for the real estate development and sales segment was $2.4 million, compared to $0.9 million in last year’s first quarter. Sales for the quarter, inclusive of joint venture sales, consisted of the Northpoint Industrial facility in Southern California, a custom lot at Kukui’ula, two residential units at Kai Malu (Wailea), and two residential units at Ka Milo on the Big Island.
 Agribusiness operating profit for the first quarter of 2013 was $3.8 million, compared to $3.5 million for the first quarter of 2012, principally due to higher power margins attributable primarily to higher power deliveries at HC&S and the Port Allen solar farm that was placed in service in December 2012.
Corporate expenses exclusive of separation-related costs were $5.4 million compared to $4.7 million for the first quarter of 2012. Corporate expenses increased principally due to an increase in professional services fees attributable primarily to investment-related activities.

Analysis of Financial Results

Real estate development and sales and leasing revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of real estate development and sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.
The quarterly results of the agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

1See pages 6 to 7 for a discussion of management’s use of non-GAAP financial measures and required reconciliations of non-GAAP measures to GAAP measures.

Real Estate Leasing – First quarter of 2013 compared with 2012
	Quarter Ended March 31,
(dollars in millions)	2013	2012	Change
Revenue	$26.3	$25.5	3%
Operating profit	$10.9	$10.7	2%
Operating profit margin	41.4%	42.0%
Average Occupancy Rates:
Mainland	95%	93%
Hawaii	92%	91%
Leasable Space (million sq. ft.) — Improved
Mainland	6.3	6.5
Hawaii	1.6	1.4

Real estate leasing revenue and operating profit for the first quarter of 2013 were 3% and 2% higher, respectively, than 2012 primarily due to sales and acquisition activity and higher overall portfolio occupancies.

Real Estate Development and Sales – First quarter of 2013 compared with 2012

	Quarter Ended March 31,
(dollars in millions)	2013	2012	Change
Improved property sales revenue	$14.9	$5.0	3	X
Development sales revenue	--	1.4	N	M
Unimproved/other property sales revenue	0.5	5.0	-90%
Total revenue	15.4	11.4	35%
Operating profit before joint ventures	1.9	2.5	-24%
Earnings (loss) from joint ventures	0.5	(1.6)	N	M
Total operating profit	$2.4	$0.9	3	X
Real estate development and sales operating profit margin	15.6%	7.9%

2013 First Quarter: Real Estate Sales revenue and operating profit were $15.4 million and $2.4 million, respectively, and principally related to the sale of a California industrial property.
2012 First Quarter: Real Estate Sales revenue and operating profit were $11.4 million and $0.9 million, respectively, and included the sales of two leased fee parcels on Maui, two residential units on Oahu, a California office property, and a 70-acre non-core land parcel on Maui. Operating profit also included joint venture expenses.

 Agribusiness – First quarter of 2013 compared with 2012

	Quarter Ended March 31,
(dollars in millions)	2013	2012	Change
Revenue	$14.7	$13.6	8%
Operating profit	$3.8	$3.5	9%
Operating profit margin	25.9%	25.7%
Tons sugar produced	8,200	1,900	4	X
Tons sugar sold	2,700	2,200	23%

Agribusiness revenue for the first quarter of 2013 increased $1.1 million, or 8%, compared to the first quarter of 2012. The increase was primarily due to higher power sales revenue due to higher power deliveries on Maui and revenue from the Company’s solar farm on Kauai, which was placed into service in the fourth quarter of 2012. The revenue increase was partially offset by lower molasses and charter revenue in the first quarter of 2013 compared to last year.
Operating profit for the first quarter of 2013 increased $0.3 million, or 9%, compared to the first quarter of 2012 principally due to the previously referenced higher power sales in the first quarter of 2013, partially offset by lower raw sugar and molasses margins.
Sugar production was higher in 2013 due to an earlier start to the harvest as compared to 2012.

About Alexander & Baldwin

Alexander & Baldwin, Inc. is a premier Hawaii land company, with interests in real estate development, commercial real estate and agriculture. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and is one of the state’s most active real estate investors. A&B has a diverse portfolio of real estate development projects throughout Hawaii, and a commercial property portfolio comprising eight million square feet of leasable space in Hawaii and on the U.S. Mainland. It is also the owner and operator of the Hawaiian Commercial & Sugar plantation on Maui, and a significant provider of renewable energy on the islands of Maui and Kauai. Additional information about A&B may be found at www.alexanderbaldwin.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 18-28 of Alexander & Baldwin, Inc.’s 2012 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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Use of Non-GAAP Financial Measures

Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three months ended March 31, 2013 and 2012 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of one-time advisory, legal and other expenses that were incurred to effect the separation of the Company from Matson, Inc., provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended
	March 31
(dollars in millions, except earnings per share, unaudited)	2013	2012
Net income	$5.0	2.8
Professional service and other expenses incurred to effect the separation from Matson, Inc., net of taxes	--	1.2
Adjusted net income	$5.0	4.0

Diluted earnings per share, net income	$0.12	$0.07
Professional service and other expenses incurred to effect the separation from Matson, Inc., net of taxes	--	0.02
Diluted earnings per share, adjusted net income	$0.12	$0.09

In addition to adjusted net income and adjusted diluted earnings per share, the Company presents NOI, which is a non-GAAP measure derived from real estate leasing revenues (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the real estate leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A required reconciliation of real estate leasing operating profit to real estate leasing segment NOI is as follows:

	Three Months Ended
	March 31
(dollars in millions, unaudited)	2013	2012
Real estate leasing segment operating profit before discontinued operations	$10.9	$10.7
Less amounts reported in discontinued operations	--	(0.2)
Real estate leasing segment operating profit after subtracting discontinued operations	10.9	10.5
Adjustments:
Depreciation and amortization	5.8	5.4
Straight-line lease adjustments	(0.8)	(0.8)
General and administrative expenses	0.8	0.8
Discontinued operations	--	0.2
Real estate leasing segment NOI	$16.7	16.1

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31
Revenue:	2013	2012
Real estate:
Leasing	$26.3	25.5
Development and sales	15.4	11.4
Less amounts reported in discontinued operations	(14.9)	(9.3)
Agribusiness	14.7	13.6
Total revenue	$41.5	$41.2

Operating profit, net income:
Real estate:
Leasing	$10.9	$10.7
Development and sales	2.4	0.9
Less amounts reported in discontinued operations	(4.2)	(4.1)
Agribusiness	3.8	3.5
Total operating profit	12.9	11.0
Interest expense	(3.6)	(4.1)
General corporate expenses	(5.4)	(4.7)
Separation costs	--	(1.7)
Income from continuing operations before income taxes	3.9	0.5
Income tax expense	1.6	0.2
Income from continuing operations	2.3	0.3
Income from discontinued operations (net of income taxes)	2.7	2.5
Net income	$5.0	$2.8

Basic earnings per share, continuing operations	$0.05	$0.01
Basic earnings per share, net income	$0.12	$0.07

Diluted earnings per share, continuing operations	$0.05	$0.01
Diluted earnings per share, net income	$0.12	$0.07

Basic weighted average shares outstanding	43.0	42.4
Diluted weighted average shares outstanding	43.6	42.4

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets	$74.6	$63.4
Investments in affiliates	324.4	319.9
Real estate developments	147.7	144.0
Property, net	862.6	838.7
Other assets	80.7	71.3
	$1,490.0	$1,437.3

Liabilities & equity
Current liabilities	$69.0	$69.6
Long-term debt, non-current portion	270.0	220.0
Deferred income taxes	148.1	152.9
Accrued pension and post-retirement benefits	58.8	58.9
Other long-term liabilities	23.0	21.5
Equity	921.1	914.4
	$1,490.0	$1,437.3

 ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Condensed Cash Flow Table
(In Millions, Unaudited)

	Three Months Ended March 31,
	2013	2012

Cash flows used in operating activities:
Cash flows from operating activities before real estate expenditures for real estate development inventory	$(20.9)	$(18.7)
Capital expenditures for real estate development inventory	(4.3)	(8.2)
Net cash used in operating activities	$(25.2)	$(26.9)

Capital expenditures*
Leasing	(2.3)	(1.7)
Development and sales	--	(0.2)
Agribusiness/other	(4.2)	(3.0)
Total capital expenditures	(6.5)	(4.9)
Other investing activities, net	(4.0)	(6.0)
Cash used in investing activities	$(10.5)	$(10.9)

Net debt proceeds	35.0	44.0
Payments of debt and deferred financing costs	(0.7)	(9.2)
Net contributions from Alexander & Baldwin Holdings, Inc.	--	0.3
Proceeds from issuances of capital, including excess tax benefit	1.5	--
Cash provided by financing activities	$35.8	$35.1
Net increase (decrease) in cash and cash equivalents	$0.1	$(2.7)

* Excludes non-cash 1031 exchange transactions and capital expenditures for real estate development inventory.